7900 Tysons One
Place, Ste 1450
McLean, VA
22102
Tel.: +
571-635-8839

Personal and Confidential
December 6, 2020

Re: Retention Bonus
Dear Donna:
On behalf of GTT Communications, Inc. (“GTT”, and together with its subsidiaries, the “Company” or “we”), we are pleased to offer you the opportunity to receive a retention bonus as set forth below if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which will be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”). In order to be eligible for the Retention Bonus you must sign and return this Agreement to GTT by December 6, 2020, agreeing to the terms specified in this Agreement, otherwise the Agreement shall be null and void.
1. Retention Bonus. The amount of your cash retention bonus will be equal to $777,500 USD (the “Retention Bonus”). The Retention Bonus will vest, subject to the conditions of this Agreement, as follows: (i) one-third ($259,167) will vest on December 15, 2020 and (ii) two-thirds ($518,333) will vest on the earlier to occur of (x) the consummation of a Sale Event (as defined below) and (y) December 1, 2021 (each such date, a “Vesting Date”). Subject to Section 2 below, the vested portion of the Retention Bonus will be paid to you on the first regularly scheduled payroll date following the applicable Vesting Date.
2. Termination of Employment. In the event your employment with the Company terminates: (i) for Cause, you shall forfeit your right to receive any unpaid vested portion of the Retention Bonus and any unvested portion of the Retention Bonus, (ii) due to your resignation without Good Reason, any vested portion of the Retention Bonus, if any, to the extent unpaid, will be paid to you in accordance with Section 1 above and or (iii) due to a Qualifying Termination, any (x) vested portion of the Retention Bonus, if any, to the extent unpaid, will be paid to you in accordance with Section 1 above, (y) the next unvested tranche of the Retention Bonus that would have been eligible to vest had you been employed on the next Vesting Date, will automatically vest and be paid to you on the first payroll date on or following the sixtieth (60) day following your termination of employment, if, and only if, you execute (or, if applicable, your legal representative or estate executes) a general release of claims in favor of the Company and its affiliates in a form provided by the Company (the “Release”) and such Release becomes irrevocable, within fifty-nine (59) days following your termination of employment, and (z) you shall forfeit your right to receive any unvested portion of the Retention Bonus after taking into effect Section 2(iii)(y) above. For the avoidance of doubt, if your employment with the Company terminates due to a Qualifying Termination but you do not (or, if applicable, your legal representative or estate does not) execute and deliver the Release in a timely manner so as to permit any revocation period to expire prior to the end of such fifty-nine day period (or if such

7900 Tysons One
Place, Ste 1450
McLean, VA
22102
Tel.: +
571-635-8839

Release is revoked in accordance with its terms), you shall not be entitled to the vesting described in Section 2(iii)(y) and shall forfeit your right to receive any unvested portion of the Retention Bonus.
3. Conditions. As a condition to entering into this Agreement, you hereby agree to waive any and all participation in any annual bonus plan and long-term incentive plan established by the Company for the 2021 calendar year.
4. Certain Definitions. For purposes of this Agreement:
“Cause” shall mean (a) your willful and continued failure to perform your duties with the Company (other than any such failure resulting from your incapacity as a result of physical or mental illness), which is not cured within thirty (30) calendar days after your receipt from the Company of written notice of such failure, (b) your indictment for or conviction of (or plea of guilty or nolo contendere to) a felony or of any crime (whether or not a felony) involving moral turpitude, (c) your commission at any time of any act of fraud, dishonesty, embezzlement, misappropriation, or gross misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof) or in the performance of your duties or responsibilities to the Company, in each case, which results in material harm to the Company, (d) your failure to observe and comply with the Company’s written policies applicable to you that have been provided or made available to you, which results in material harm to the Company, or (e) a material breach by you of any provision of this Agreement, any employment agreement in effect from time to time between you and the Company, or a material breach of any covenants by which you may be bound. Any voluntary termination of your employment in anticipation of a termination of your employment by the Company for Cause shall be deemed to be a termination by the Company for Cause.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Good Reason” shall mean the occurrence of any of the following events without your written consent, (i) a reduction in your base salary or target bonus opportunity, (ii) an adverse change in your title or any material diminution in your authority, duties or responsibilities; provided, that a change in your title, authority, duties or responsibility, in each case, on or prior to June 30, 2021, shall not constitute Good Reason if such change is as a result of you ceasing to be the Interim CFO on account of the Company hiring a permanent Chief Financial Officer, (iii) a relocation of your principal office location more than thirty (30) miles from New York, New York, (iv) a failure of a successor to the business and operations of the Company to assume this Agreement in its entirety, or (v) a material breach by the Company of any material term or provision of this Agreement, which breach is not cured within thirty (30) days of the Company’s receipt of Executive’s written notice of such breach. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon the following: (x) your failure to provide written notice to the Company within thirty (30) days of the first occurrence of such event, (y) substantial correction

7900 Tysons One
Place, Ste 1450
McLean, VA
22102
Tel.: +
571-635-8839

of such occurrence by the Company within thirty (30) days following receipt of your written notice described in (x); or (z) your failure to actually terminate employment within the ten (10) day period following the expiration of the Company’s thirty (30)-day cure period.
“Qualifying Termination” means the termination of your employment (a) by the Company for a reason other than Cause (including disability), (b) by you for Good Reason, or (c) due to your death.
“Sale Event” means a Sale Event as defined in GTT’s 2018 Stock Option and Incentive Plan as in effect as of the Effective Date.
5. Withholding Taxes. The Company may withhold from any amounts payable to you hereunder such federal, foreign, state, and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.
6. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its affiliates or their respective successors) or interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate your employment at any time.
7. Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
8. Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the state of Delaware, without reference to rules relating to conflicts of laws.
9. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument. The execution of this Agreement may be by actual, portable document format (.pdf) or facsimile signature. Electronic copies of this Agreement shall have the same force and effect as the original.
10. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral, including, but not limited to, that certain Retention Bonus Letter Agreement, dated November 20, 2020, and effective November 22, 2020, by and between you and GTT. This Agreement may be amended or modified only by a written instrument executed by you and GTT.

7900 Tysons One
Place, Ste 1450
McLean, VA
22102
Tel.: +
571-635-8839

11. Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.
12. Section 409A Compliance. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and any rules and regulations promulgated thereunder (collectively, “Section 409A”). Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company and its respective officers, directors, employees, agents, subsidiaries and affiliates make no guarantee that the terms of this Agreement as written, comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written, to comply with, or be exempt from, the provisions of Section 409A.

[signature page follows]

7900 Tysons One
Place, Ste 1450
McLean, VA
22102
Tel.: +
571-635-8839

This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Agreement.

Sincerely,
GTT Communications, Inc.
By: /s/ Ernest Ortega____________ Name: Ernest Ortega Title: Chief Executive Officer
Name: Ernest Ortega
Title: Chief Executive Officer

The above terms and conditions accurately reflect my understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

/s/ Donna Granato____________________ Name: Donna Granato

Signature Page to Retention Bonus Letter Agreement – Donna Granato